                                                                 Exhibit 10.27

                               ASSIGNMENT OF LEASE

      THIS ASSIGNMENT OF LEASE AGREEMENT ("Assignment") is made as of the 5th day of May, 2000, and effective as of the 1st day of May, 2000 ("Effective Date"), by and between GOFISH.COM, INC., formerly known as SeaFax, Inc., a Delaware corporation (hereinafter referred to as "Assignor" or "Tenant"); I-MANY, INC., formerly known as Systems Consulting Co., Inc., a Maine corporation (hereinafter referred to as "Assignee"); and OCTOBER CORPORATION, a Maine corporation (hereinafter referred to as "Landlord").

                              W I T N E S S E T H:

            WHEREAS, Landlord and Tenant have entered into a certain Lease dated July 3, 1996 (hereinafter referred to as the "Initial Agreement"), as amended by a certain Amendment to Lease Agreement dated November 10, 1999 (hereinafter referred to as the "Amendment" and, together with the Initial Agreement, hereinafter collectively referred to as the "Lease"); and

      WHEREAS, pursuant to the Lease Landlord has leased to Tenant approximately 8,500 square feet on the sixth floor (the "6th Floor Space"), approximately 1,600 square feet in the lobby (the "Lobby Space"), and approximately 600 square feet in the basement (the "Basement Space"), for a total of approximately 10,700 square feet (the 6th Floor Space, the Lobby Space and the Basement Space being hereinafter sometimes collectively referred to as the "Leased Premises"), of the building located at 511 Congress Street, Portland Maine (hereinafter referred to as the "Building"); and

      WHEREAS, Tenant desires to assign the Lease to Assignee, and Assignee desires to accept such assignment from Tenant; and

      WHEREAS, Landlord consents to the assignment of the Lease from Assignor to Assignee; subject, however, to all of the terms and conditions of this Agreement as are more specifically hereinafter set forth;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto hereby covenant and agree as follows:

      1. Assignment of Lease. FOR VALUE RECEIVED, Assignor hereby ASSIGNS, TRANSFERS AND CONVEYS to Assignee, as of the Effective Date, all of Assignor's right, title, interest and leasehold estate in and to said Lease, together with the rent security of $3,792.00 deposited thereunder.

      2. Certain Covenants and Representations of Tenant. Tenant covenants that
(a) it is not in default under said Lease; (b) said Lease is not encumbered by any prior transfer, assignment, mortgage or any encumbrance; and (c) it is in good standing under the laws of the State of Delaware and duly authorized to conduct business in the State of Maine and has full and lawful authority to assign said Lease and execute this Assignment. Tenant shall leave the Leased Premises in "broom clean" condition with all carpets steam cleaned. Tenant further agrees that Assignee may enter the Leased Premises prior to the Effective Date to move its property into the Leased Premises and otherwise make installations necessary for use and occupancy of the Leased Premises by Tenant.

      3. Assumption by Assignee. Assignee assumes said Lease as of May 1, 2000, with the same force and effect as if Assignee had executed the Lease as Tenant, and will observe and perform all the covenants and conditions therein contained on Assignor's part to be observed and performed, which shall accrue from and after May 1, 2000. Such liability under said Lease shall be joint and several with Assignor. Assignee covenants and represents that it is in good standing under the laws of the State of Maine and has full and lawful authority to accept the assignment of said Lease and execute this Agreement.

      4. Estoppel Certificate. Landlord and Tenant hereby certify to Assignee as follows:

            A. A true and complete copy of the Lease, including all amendments, and including all other agreements between Landlord and Tenant governing the use and occupancy of the Leased Premises, is attached hereto as Schedule I.

            B. The Lease has not been modified or amended, except as attached hereto, and constitutes the entire agreement between the Landlord and the Tenant concerning the renting of the Leased Premises referred to therein.

            C. The Lease is presently in full force and effect according to its terms and all rent has been paid to date and Landlord is holding a security deposit of $3,792.00.

            D. The term of the Lease has commenced and full rental is now accruing thereunder.

            E. The Tenant has accepted possession of the Leased Premises and the Landlord is not obligated to make any improvements to the Leased Premises except as set forth in the Lease.

            F. Neither the Landlord nor the Tenant are in material default under any terms or provisions of the Lease and have no charge, lien, claim or claim of offset against rents or other charges due or to become due thereunder against the other.

            G. To the best knowledge of the Landlord and the Tenant, there are no defaults of either under the Lease and there are no existing circumstances which, with the passage of time or giving of notice, or both, would give rise to a default under the Lease or allow either to terminate the Lease.

            H. As of the date hereof, Tenant leases no parking spaces from Landlord, nor is any rent or charge due from Tenant related to parking or parking spaces or rights.

            I. As of the date hereof:

                  (i) monthly Base Rent for the 6th Floor Space and the Basement Space is $8,341.67 (on a modified gross basis);

                  (ii) monthly Base Rent for the Lobby Space is $1,000.00 (on a modified gross basis);

                  (iii) electric reimbursement for the 6th Floor Space and the Basement Space per square foot is $1.00 annually for a total of $758.33 monthly;

                  (iv) electric reimbursement for the Lobby Space per square foot is $1.00 annually for a total of $133.33 monthly;

                  (v) common area maintenance charges for the Building for the 1996 Base Year were $579,610 and were $683,640 for calendar year 1999. The excess over Base Year is $104,030. Tenant's pro rata share is 7.09% of the excess, or $7,375.73 ($0.81 per square foot, not including the lobby area); and

                  (vi) real estate taxes for the Building for the 1996 Base Year were $121,407 and were $135,560 for calendar year 1999. The excess over Base Year is $14,153. Tenant's pro rata share of the excess is $1,003.45 ($0.11 per square foot, not including the lobby area).

      5. Indemnification of Assignee by Tenant. Tenant shall indemnify and hold Assignee harmless from any loss, cost, claim or expense suffered by Assignee (including reasonable attorney's fees) and arising out of (a) the falsity or incorrectness of certifications by Tenant contained in paragraph 4, above; and
(b) Tenant's breach of its obligations and agreements under the Lease and under this Agreement.

      6. Indemnification of Tenant by Assignee. Assignee shall indemnify and hold Tenant harmless from any loss, cost, claim or expense suffered by Tenant (including reasonable attorney's fees) and arising out of Assignee's breach of its obligations and agreements as tenant under the Lease and under this Agreement.

      7. Consent by Landlord. Landlord consents to the aforesaid assignment of said Lease by Assignor to Assignee upon the express condition that no further assignment of said Lease shall hereafter be made without the prior written consent of Landlord in accordance with the Lease.

      8. Joint Liability of Assignor and Assignee. Assignor shall remain liable for the performance and observance of the covenants and conditions in said Lease contained on its part to be performed and observed. As between Assignor and Assignee, Assignee's liability under the Lease shall be primary and Assignee shall hold Assignor harmless from all further liability thereunder as aforesaid. As between Landlord and Assignor and Assignee, in the event of a default under said Lease arising out of events or occurrences happening on or after the Effective Date, Assignor's and Assignee's liability shall be joint and several.

      9. Notice. All notices required to be given pursuant to this Assignment, to be effective, shall be in writing and shall be delivered by hand or by certified mail, postage prepaid, return receipt requested, to the following addresses:

      If to Assignee:
            I-Many, Inc.
            511 Congress Street
            Portland, ME 04101

      With a copy to:
            Cheryl O. Tumlin, Esq.
            I-Many, Inc.
            537 Congress Street
            Portland, ME 04101

      With a further copy to:
            Jaimie P. Schwartz, Esq.
            Bernstein, Shur, Sawyer & Nelson, P.A.
            100 Middle Street
            P.O. Box 9729
            Portland, ME 04104-5029

      If to Assignor:
            Gofish.com, Inc.
            Attn: Director of Operations
            Two Monument Square
            Portland, ME 04101

      With a copy to:
            Jonathan S. Piper, Esq.
            Preti Flaherty Beliveau Pachios & Haley, LLC
            One City Center
            P.O. Box 9546
            Portland, ME 04112-9546

      If to Landlord:
            October Corporation
            One Canal Plaza
            P.O. Box 426
            Portland, ME 04112-0426

      With a copy to:
            Boulos Property Management
            One Canal Plaza
            Portland, ME 04112

      With a further copy to:
            Bruce E. Leddy, Esq.
            Perkins, Thompson, Hinckley & Keddy
            One Canal Plaza
            P.O. Box 426
            Portland, ME 04112-0426

      Any notice given pursuant to this Article shall be deemed to have been given upon the second day following the date of mailing in accordance with the requirements of this Article. Either party may, by such manner of notice, substitute persons or addresses for notice other than those listed above.

      10. Entire Agreement. All prior negotiations, considerations, representations, understandings and agreements between Assignor and Assignee regarding this Assignment are merged within this Assignment, which alone fully and completely sets forth the understanding of the parties. This Assignment may not be changed, modified or altered except by an agreement in writing signed by all parties.


            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

      11. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      12. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Maine.


WITNESS:                             TENANT/ASSIGNOR:
                                     GOFISH.COM, INC.


/s/ [ILLEGIBLE]                      By: /s/ David B. Weatherbie
-----------------------------            -----------------------------
                                         Name: David B. Weatherbie
                                         Title: Chief Operating Officer


                                     ASSIGNEE:
                                     I-MANY, INC.


/s/ Edward Lawrence                  By: /s/ Philip M. St. Germain
-----------------------------            -----------------------------
                                         Name: PHILIP M. ST. GERMAIN
                                         Title: CFO


                                     LANDLORD:
                                     OCTOBER CORPORATION


/s/ [ILLEGIBLE]                      By: /s/ Owen W. Wells
-----------------------------            -----------------------------
                                         Name: OWEN W. WELLS
                                         Title: PRESIDENT

                                                                      SCHEDULE I

                                      LEASE
                                       by
                               OCTOBER CORPORATION
                                       to
                                  SEA FAX, INC.

      LEASE AGREEMENT made this 3 day of July, 1996, by and between October Corporation, a Maine corporation with a place of business at Portland, Maine (hereinafter referred to as "Landlord"), and Sea Fax, Inc., a Maine corporation, with a place of business at Portland, Maine, (hereinafter referred to as "Tenant").

                              W I T N E S S E T H :

      1. Leased Premises. Landlord leases to Tenant, in consideration of the Rent to be paid by Tenant and subject to the terms and conditions set forth herein, the Leased Premises. Tenant accepts the Leased Premises in their "as is" condition on the date or this Lease.

      2. Commencement and Term. The term of this Lease shall commence on the Commencement Date and shall be the Lease Term, unless earlier terminated by mutual agreement of the parties or as otherwise provided in this Lease.

      3. Rent. Tenant covenants and agrees to pay to Landlord at Landlord's address, during the Lease Term, the Base Rent, the Parking Reimbursement, and the Electric Reimbursement, without holdback or set-off in advance on the first day of each month during the Lease Term. Other Rent shall be paid in accordance with the terms of this Lease. If any payment of Rent is received by Landlord more than five (5) days after the date when such payment is due, a late charge of five percent (5%) of the past due payment shall be assessed, due and payable immediately and without notice.

      4. Security Deposit. Upon the execution of this Lease, Tenant agrees to pay to Landlord the Security Deposit, which shall be held by Landlord throughout the Lease Term, as a security deposit for the faithful performance of all of Tenant's obligations hereunder. Landlord shall have the right to apply all or any part of such deposit to the curing of any default that may then exist without prejudice to any other remedy which Landlord may have on account thereof. Whenever and as often as said Security Deposit is so used by Landlord to cure any such default, Tenant shall, within ten (10) days after Landlord's request therefor, deposit additional funds with Landlord sufficient to restore the Security Deposit to its original amount. Tenant shall not be entitled to interest on said Security Deposit.

      |X| 5. Renewal Option. (Applicable only if checked.) Provided that Tenant is not in default of any covenant, agreement or obligation contained in this Lease, Tenant shall have the option to renew this Lease for the Renewal Term, upon the same terms and conditions as are applicable during the Lease Term, except that Tenant shall have no further renewal rights unless otherwise agreed in writing by the parties hereto, and except that the Base Rent payable during the Renewal Term shall be the Renewal Base Rent. Notice of Tenant's exercise of this option must be sent to and received by Landlord at least twelve (12) months prior to the expiration of the Lease Term.

      6. Common Area Maintenance Expenses.

            (a) In addition to the Base Rent, Tenant shall also pay to Landlord as additional Rent hereunder Tenant's share of the amount of any increase in any calendar year in the total of all Common Area Maintenance Expenses incurred by Landlord in connection with the Building, over and above the Common Area Maintenance Expenses incurred by Landlord during the Base Year. Tenant's share of such increase shall be Tenant's Proportionate Share. Prior to the start of each calendar year or as soon thereafter as possible, Landlord shall furnish the Tenant with a statement showing an estimate of all of said Common Area Maintenance Expenses to be paid by Landlord for that year and the amount by which such estimate exceeds the Base Year expenses. Tenant shall pay to Landlord the said estimated excess amount according to the Tenant's Proportionate Share, in equal monthly installments, on the first day of each and every month throughout each such calendar year. Within a reasonable period of time following the end of each calendar year during the Lease Term, Landlord shall submit to Tenant a statement showing actual Common Area Maintenance Expenses incurred by Landlord during the preceding year. In the event that actual Common Area Maintenance Expenses exceed the estimated Common Area Maintenance Expenses for such year, Tenant shall pay to Landlord, as additional Rent hereunder, Tenant's share (as determined above) of such excess, such amount to be paid within twenty
(20) days after the date of receipt of the statement of actual Common Area Maintenance Expenses. If the actual Common Area Maintenance Expenses are less than the estimated Common Area Maintenance Expenses for such year and Tenant is not in default under the terms of this Lease, an amount equal to Tenant's share of such difference shall be applied against the installment of Base Rent next falling due. Tenant shall have ninety (90) days following receipt of said statement to contest the validity of, or verify the accuracy of said statements. Thereafter, the statements shall be conclusively deemed correct. No rights to contest or to verify shall be available to Tenant if Tenant is or has been in default of any of its monetary obligations hereunder.

            (b) "Common Area Maintenance Expenses" shall mean all expenses and disbursements of every kind which Landlord pays or incurs in connection with the ownership, operation, maintenance, repair, replacement and security of the Building, including but not limited to, the following:

                  (i) All salaries, wages, fringe benefits, payroll taxes and worker's compensation insurance premiums related thereto of and for Landlord's or its Property Manager's employees engaged in the operation, repair, replacement, maintenance or security of the Building;

                  (ii) All costs, including monies paid to utility companies, the City of Portland and any other entities, of furnishing electricity to the common areas of the Building and all costs of furnishing heat, air conditioning, hot water, water and sewer services and facilities to all areas of the Building, including the common areas and the leased areas, and all costs of furnishing such services and facilities;

                  (iii) All costs of any insurance carried by Landlord related to the Building or its operation;

                  (iv) All costs, including material and equipment costs, for common area cleaning and janitorial services and for window cleaning. Tenant shall be responsible for obtaining and paying for the cost of janitorial services provided to the Leased Premises;

                  (v) All costs of maintaining the Building, including the operation and repair of the elevator, heating, air-conditioning and hot water equipment and any other common Building equipment and all other repairs and replacements necessary to keep the Building in the same condition as at the execution of this Lease;

                  (vi) All costs of snow removal, ice treatment, and ground maintenance (including landscaping);

                  (vii) All costs of the management of the Building;

                  (viii) All tools, equipment, supplies and materials used in the operation, maintenance, repair, replacement and security of the Building;

                  (ix) All costs of service and supply contracts relating to services and supplies referred to in subparagraphs (i) through (viii) hereinabove and relating in any way to the operation, maintenance and management of the Building by Landlord;

                  (x) All taxes, betterments and assessments assessed and levied against the real estate of the Landlord (which term shall include personal property to the extent that elevators, heating and air conditioning equipment, or similar Building appurtenances for the use and benefit of all of the occupants of the building are classified as personal property for tax purposes and to the extent that any personal property, such as computers and other business equipment is used by the Landlord or its Property Manager in the operation of the Building) ("Real Estate Taxes") constituting the Building as defined in this Lease. In the event Landlord is required to pay to any taxing authority any amount as sales tax, gross receipt tax, or any tax of like nature specifically measured as a percentage of, or fraction of, or other factors based upon the rent payable hereunder (whether in lieu of, or in addition to real estate taxes) then such amounts shall be treated as Real Estate Taxes hereunder. Further, if the system of real estate taxation shall be altered or varied and any new tax shall be levied or imposed on the Building and/or Landlord in substitution for real estate taxes presently levied or imposed, then any such new tax or levy shall be included within the term "Real Estate Taxes" and the provisions of this Paragraph shall apply.

                  (xi) With respect to the replacement of capital items, which are expected to reduce the operating costs of the Building, the Tenant's Proportionate Share shall be based up on the amortized costs of such items over a useful life (not to exceed fifteen years) which shall be reasonably determined by Landlord. Any capital expenditures in excess of $100,000.00 shall be amortized over a fifteen (15) year period.

      7. Holdover. Tenant continues to occupy the Leased Premises at the completion of the Lease Term, such continued occupancy shall be deemed a tenancy-at-will under the terms and conditions stated herein and shall be subject to a Base Rent equal to one and one-half times the Base Rent applicable at the end of the Lease Term until Tenant shall vacate the Leased Premises. Nothing contained in this Paragraph shall be deemed to constitute consent by Landlord to such occupancy or holdover by Tenant.

      8. Hazard Insurance. It is acknowledged and understood by the parties hereto that such insurance for fire and extended coverage as Landlord elects to purchase with respect to the Building and the Leased Premises shall be for the sole benefit of Landlord, and that such insurance shall not cover Tenant's personal property, trade fixtures, leasehold improvements, and other appurtenances, and that in the event of damage to or loss of any such items, Landlord shall have no obligation to repair or replace same. Landlord and Tenant agree that to the extent Tenant has an insurable interest in the Leased Premises, Tenant may obtain and maintain, at Tenant's own expense and for Tenant's own benefit, a policy of insurance insuring said interest.

      9. Utilities. During the Lease Term Landlord covenants and agrees to pay all costs for electricity to the Leased Premises, subject to Tenant's payment of the Electric Reimbursement. Tenant covenants and agrees to pay the cost of all other utility service provided to or for the Leased Premises, including but not limited to telephone and other communication services.

      10. Repair, Maintenance and Cleaning. Tenant agrees that from and after the date that possession of the Leased Premises is delivered to Tenant, and until the end of the Lease Term, it will keep neat and clean and maintain in good order, condition and repair, and in compliance with all federal, state and local statutes, ordinances, rules and regulations currently in effect or hereinafter enacted, all portions of the Leased Premises and any and all alterations or improvements made by Tenant pursuant to Paragraph 11 below. Tenant agrees to pay the costs for cleaning and janitorial services on the Leased Premises, which services shall be Tenant's sole responsibility. Tenant's janitorial contractor will have access to the on-site dumpster for disposal of normal quantities of office waste. Landlord shall be responsible for all structural repairs deemed necessary by Landlord, except such repairs as are made necessary by the activities on the Leased Premises of Tenant, Tenant's employees, agents, customers and invitees, which shall be Tenant's sole responsibility and expense. The maintenance and repair of all equipment in the Leased Premises, including all heating, air conditioning, plumbing, electrical and mechanical fixtures and equipment, reasonable use and wear and damage by fire or casualty only excepted, shall be the responsibility of the Tenant, except as such expenses are properly chargeable to capital account. Tenant acknowledges that, as it is in possession of the Leased Premises, it retains primary responsibility for notifying Landlord or Landlord's Property Manager in a timely manner of plumbing, mechanical, electrical or other problems in the Leased Premises, and that Tenant's failure to provide such timely notification could result in substantial damages to the Leased Premises.

      11. Alterations, Renovations and Improvements. (a) Tenant shall have the right to make, upon prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, such alterations, renovations and improvements to the Leased Premises as are necessary or desirable for Tenant's use of the Leased Premises as authorized herein, provided however, that

Tenant shall perform such alterations, renovations and improvements in a good, workmanlike and reasonable manner, and in accordance with all applicable laws and provided further that Tenant shall indemnify and hold Landlord harmless from and against all claims, costs and mechanic's liens which may arise as a direct result or in connection with such alterations, renovations and improvements, and Tenant shall assume all cost, liability and responsibility for such alterations, renovations and improvements. Any and all alterations, renovations and improvements which may be made or installed by either Landlord or Tenant upon the Leased Premises and which in any manner are attached to the floors, walls or ceilings (including, without limitation, any linoleum or other floor coverings of similar character which may be cemented or otherwise adhesively affixed to the floor) shall, at Landlord's option, remain upon the Leased Premises, and at the expiration or termination of this Lease shall be surrendered with the Leased Premises as a part thereof without disturbance, molestation or injury. However, the usual trade fixtures and furniture which may be installed in the Leased Premises prior to or during the term hereof at the cost of Tenant may be removed by Tenant from the Leased Premises upon the expiration or termination of this Lease, subject to the provisions of Paragraph 14 below.

            (b) Floor Load. Tenant agrees not to place a load upon the Leased Premises exceeding the load established by Landlord and not to remove any heavy items into, about, or out of the Leased Premises except in such manner and at such times as Landlord shall authorize.

      12. Signs.

            (a) Tenant shall not place any signs or displays on the exterior of or in the Leased Premises or the Building or any windows therein which signs or displays are visible from outside of the Building, without Landlord's express prior written consent, which may be withheld for any reason.

            (b) Landlord, at its sole cost and expense, shall provide appropriate designations of Tenant's location in the Building, in the lobby and in other convenient and reasonable locations in the Building.

      13. Americans With Disabilities Act Compliance. Notwithstanding anything set forth herein to the contrary, Tenant shall be responsible for the execution of and cost for any alteration to, or removal of architectural barriers from, the Leased Premises which is necessary to comply with the Americans with Disabilities Act of 1990 (42 U.S.C. ss.ss. 12101-12117 and 12181-12213 as may be amended from time to time) (the "Act") and any comparable state or local law or regulation, and Landlord shall be responsible for the execution of and cost for any alteration to or removal of architectural barriers from the common areas of the Building which is necessary to comply with the Act or any such state or local law or regulation.

      14. Trade Fixtures. All trade fixtures and furniture erected on and/or attached to the Leased Premises by Tenant other than those items referred to in Paragraph 11 above, may be removed by Tenant at the termination of this Lease, provided (a) Tenant shall not then be in default in the performance of any of its obligations under this Lease, (b) such removal shall not permanently or substantially damage any portion of the Leased Premises as they existed prior to the commencement of the Lease Term, and any minor damage created by such removal shall be repaired by Tenant at Tenant's expense prior to the expiration of the Lease Term, and (c) such removal shall be made before the expiration of the Lease Term.

      15. Subletting and Assignment. Tenant shall not be entitled to assign this Lease or to sublet the Leased Premises or any portion thereof, without the prior written consent of Landlord. In the event that Landlord does give its consent to any such assignment or subletting, it is agreed that any excess of the rent or other charges payable to Tenant pursuant to such assignment or subletting over the amount of Rent owed by Tenant pursuant to this Lease shall be payable by Tenant to Landlord immediately upon receipt by Tenant. Any corporate reorganization, except as provided in Paragraph 25 hereof, or merger of Tenant into another organization, or any transfer of Tenant or Tenant's assets to an affiliate, or similar act or change in ownership or structure of Tenant shall not constitute an assignment or sublease within the meaning of this Paragraph.

      16. Indemnification and Liability Insurance.

            (a) Tenant agrees to indemnify, protect and hold Landlord harmless from and against all liabilities, injuries, claims, losses, or damages to persons, including but not limited to other tenants in the Building, or property occurring or arising on or about the Leased Premises, during the Lease Term, which liabilities, losses or damages arise as a result of Tenant's use, misuse or occupation of the Leased Premises or any part thereof, except to the extent that said liabilities, losses or damages are the result of gross negligence or willful misconduct of Landlord, Landlord's agents or employees.

            (b) Tenant agrees to maintain in full force during the term hereof a policy of public liability and property damage insurance under which Landlord and Tenant are named as insureds, in a minimum amount of One Million Dollars ($1,000,000.00) for injury or death to any one person or damage to property, and Two

Million Dollars ($2,000,000.00) for injury to or death of more than one person in a single accident or occurrence, together with a contractual liability endorsement covering Tenant's obligations under subparagraph (a) above. Such policy shall contain a provision requiring that written notice be given to Landlord not less than ten (10) days prior to cancellation, expiration or alteration of the policy. Tenant agrees to deliver certificates of such insurance to Landlord at the beginning of the term hereof and thereafter not less than thirty (30) days prior to the expiration of any such policy.

      17. Use and Business Operation. Tenant agrees to use and occupy the Leased Premises for the Permitted Use, and for no other object or purpose without the written consent of Landlord, and further agrees not to use the Leased Premises for any purpose deemed extra hazardous or not covered by insurance in force, without the prior written consent of landlord. Further, Tenant agrees that it shall at all times observe the Building Rules and Regulations attached hereto as Exhibit B.

      18. Permits and Licenses. Tenant agrees to maintain in full force and effect, during the Lease Term and, if applicable, any Renewal Term, at Tenant's cost and expense, any and all federal, state and local permits, licenses and registrations necessary for the use of the Leased Premises by Tenant pursuant to Paragraph 17 hereof.

      19. Right to Enter. Tenant agrees to permit Landlord or its duly authorized agents to enter on the Leased Premises during Tenant's normal business hours, without any prior notice, to examine the condition of said Leased Premises and to show the same to prospective tenants or purchasers, provided such access to the Leased Premises shall not unnecessarily interfere with Tenant's use of the Leased Premises or the conduct of Tenant's business activities thereon. In the event that Landlord wishes to enter the Leased Premises at any time other than Tenant's normal business hours, Landlord shall give Tenant such prior notice as is reasonable under the circumstances except that in case of an emergency, Landlord shall be relieved of said notice obligation.

      20. Attorneys Fees. In the event Tenant defaults in any manner pursuant to the terms of this Lease, including but not limited to the institution of bankruptcy proceedings by or against Tenant such as would constitute a default pursuant to Paragraph 25 of this Lease, Tenant agrees to pay all reasonable costs, attorneys fees and expenses that shall be made and incurred by Landlord in enforcing the terms of this Lease.

      21. Total or Partial Destruction.

            (a) If the Leased Premises shall be damaged by fire or other casualty covered by Landlords policies of fire and extended coverage insurance but are not thereby rendered untenantable in any part, Landlord, at its own expense, shall cause such damage promptly to be repaired, and the rent meanwhile shall be abated in accordance with the nature and proportion of the damage, until delivery of possession of the restored Leased Premises. If the Leased Premises shall be damaged or destroyed by a fire or casualty not covered by Landlord's policies of fire and extended coverage insurance, or if said damage or destruction renders the Leased Premises untenantable, in whole or in part, then Landlord may, at its option, elect to repair such damage or destruction within one hundred and eighty (180) days after the occurence of such damage or destruction. If Landlord does not elect to undertake such repairs, or is unable to complete such repairs within the time period specified, then either party hereto shall have the right, to be exercised by notice in writing delivered to the other party within thirty (30) days from and after either Landlord's election not to repair or the expiration of such 180-day period, as applicable, to cancel this Lease, said cancellation to take effect thirty (30) days from and after the delivery of such notice, and in such event this Lease and the tenancy hereby created shall cease as of the aforesaid cancellation date, the rent to be adjusted as of the date of delivery of said notice. In no event shall Landlord be obligated to expend for any repairs, restoration or reconstruction pursuant to this Paragraph an amount in excess of the insurance proceeds recovered by it and allocable to the damage to the Leased Premises after deduction therefrom of Landlord's reasonable expenses in obtaining such proceeds.

            (b) Landlord's obligation to repair, restore or reconstruct the Leased Premises pursuant to the provisions of this Paragraph shall be limited to the Building shell and any improvements originally constructed in or on the Leased Premises by Landlord or contained therein prior to the commencement of the Lease Term. Tenant, at Tenant's expense, shall perform all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Leased Premises and commence doing business in accordance with the provisions of this Lease. Landlord shall not be liable for delays occasioned by adjustment or losses with insurance carriers or by any other cause so long as Landlord shall proceed in good faith. Landlord shall not be liable to Tenant for any loss, direct or indirect, in business revenues sustained by Tenant as a result of said repair, restoration or reconstruction or delays in completing said repairs, restoration or reconstruction.

            (c) Notwithstanding anything set forth herein to the contrary, Tenant shall be responsible for all repairs and replacements of damage and/or destruction of the Leased Premises necessitated by burglary or attempted burglary, or any other illegal or forcible entry into the Leased Premises, which damage and/or destruction is the direct and immediate result of an actual or attempted illegal or forcible entry into the Leased Premises.

            (d) Tenant covenants that it will make good faith attempts to contact Landlord by telephone and by letter sent by regular mail within the time period specified herein to give notice to Landlord of any accident or damage, other than normal wear and tear, whether such damage is caused by insured or uninsured casualty, occurring in, on or about the Leased Premises within twenty-four (24) hours after Tenant has or should have had knowledge of the occurrence of such accident or damage. If Tenant breaches its covenant set forth in this subparagraph (d), Landlord (unless it otherwise has knowledge of the occurrence of such accident or damage), in addition to all other rights and remedies under this Lease, at law or in equity shall, at Landlord's option, be relieved of any of Landlord's obligations under this paragraph.

      22. Eminent Domain.

            (a) If the Leased Premises shall be taken in whole by condemnation or right of eminent domain, either party, upon written notice to the other, shall be entitled to terminate this Lease provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. Should only a part of the Leased Premises be so taken or condemned, Landlord shall have the option after such taking or condemnation and the determination of Landlord's award therein, to expend a portion or all of the net amount which may be awarded to Landlord in such condemnation proceedings as may be necessary to restore the Leased Premises to an architectural unit as nearly like their condition prior to the commencement of the Lease Term as shall be practicable, or to terminate this Lease, effective thirty (30) days after notice of said termination to Tenant. Should the net amount so awarded to Landlord be insufficient to cover the cost of restoring the Leased Premises, Landlord may supply the amount of such insufficiency and restore the Leased Premises as above provided with all reasonable diligence, or terminate this Lease. Landlord shall notify Tenant of Landlord's election with respect to restoration in the event of an insufficient award not later than ninety (90) days after the final determination of the amount of the award.

            (b) In the event of any award for any taking of the Leased Premises in condemnation proceedings or by right of eminent domain, Landlord shall be entitled to receive and retain the amounts awarded for the Leased Premises and for Landlord's business loss, and Tenant shall be entitled to receive and retain any amounts which may be specifically awarded to it in any such condemnation proceedings because of its business loss or the taking of its trade fixtures, furniture, or other property.

            (c) In the event of any such taking of the Leased Premises, the rent, or a fair and just proportion thereof according to the nature and extent of the damage sustained, shall be suspended or abated.

      23. Limitation of Landlord's Liability. Tenant agrees to look solely to Landlord's interest in the Building or Landlord's insurance coverage thereon for recovery of any judgment from Landlord.

      24. Waiver of Subrogation. Insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the State of Maine, Landlord and Tenant agree that with respect to any loss covered by insurance then carried by them, respectively, the one carrying such insurance and suffering that loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against one another on account of such agreement even though extra premiums may result therefrom. If an extra premium is payable by Tenant as a result of these provisions, Landlord shall not reimburse Tenant for any such extra premium.

      25. Landlord's Remedies.

            (a) It is covenanted and agreed that

                  (i) if Tenant shall neglect or fail to perform or observe, or fail or neglect diligently to attempt to so perform or observe, any of the covenants, terms, provisions or conditions contained in this Lease and on Tenant's part to be performed or observed within thirty (30) days or such additional time as is reasonably required to correct any such default after notice of default (except for payment of Rent or other charges payable by Tenant, in which case said period of notice shall be five (5) days and except that Landlord shall be relieved of its notice obligations under this Paragraph if it gives any such notice twice in any calendar year);

                  (ii) if the estate hereby created shall be taken on execution or by other process of law, or if a petition in U.S. Bankruptcy Court shall be filed by Tenant, or if any assignment shall be made of the property of Tenant for the benefit of creditors;

                  (iii) if a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any substantial part of Tenant's property; or

                  (iv) if an involuntary petition shall be filed for the reorganization of Tenant under any provisions of the Federal Bankruptcy Code now or hereafter enacted, and such proceeding is not dismissed within sixty (60) days after it is begun, or if Tenant shall file a petition for such reorganization under any provisions of the Federal Bankruptcy Code now or hereafter enacted;

then, and in any of said cases (notwithstanding any license of any former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord lawfully may, immediately or at any time thereafter, in accordance with Maine law, enter into and upon the Leased Premises or any part thereof in the name of the whole and repossess the same as of its former estate, and expel Tenant and those claiming through or under it and remove it or their effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for collection of damages for breach of covenant, and upon entry as aforesaid, this Lease shall terminate.

            (b) Tenant covenants that in case of such termination under subparagraph (a) Tenant shall pay to Landlord for the remainder of the Lease Term (or Renewal Term, if applicable) on the last day of each calendar month the difference, if any, between the Rent which would have been due for such month had there been no such termination and the sum of the amount being received by Landlord as rental from the then occupants of the Leased Premises, if any. Landlord shall make reasonable efforts to secure a rental equal to the prevailing local rate for the Leased Premises. In addition, Tenant agrees to pay to Landlord as damages for any above-described breach, all costs of reletting the Leased Premises, including but not limited to commissions, attorneys fees, court costs and renovations to the Leased Premises to suit the new tenant.

            (c) If Tenant shall default in the performance or observance of any covenant, agreement, or condition in this Lease contained on its part to be performed or observed, other than an obligation to pay money, and shall not cure any such default as provided herein, Landlord may, at its option, without waiving any claim for damages for breach of this Lease, at any time thereafter cure such default. Any amount paid or any liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant agrees to immediately reimburse Landlord therefor, as additional Rent, or save Landlord harmless therefrom.

            (d) Landlord shall in no event be in default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform, or failed diligently to attempt to perform, such obligations within thirty (30) days or such additional time as is reasonably required to correct any such default after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

      26. Notices. All notices required to be given pursuant to this Lease, to be effective, shall be in writing and shall be delivered by hand or by certified mail, postage prepaid, return receipt requested, to the following addresses:

                  (i)   To Tenant at:        Attn: James Bunnell, President
                                             511 Congress Street
                                             Portland, ME 04101

                        with a copy to:      Michael H. Hill, Esquire
                                             Monaghan, Leahy, Hochadel &
                                               Libby
                                             95 Exchange Street
                                             P.O. Box 7046
                                             Portland, ME 04112-7046

                  (ii)  To Landlord at:      October Corporation
                                             One Canal Plaza, P.O. Box 426
                                             Portland, Maine 04112-0426

                        with a copy to:      Boulos Property Management
                                             Two City Center
                                             Portland, Maine 04101

Any notice given pursuant to this Paragraph shall be deemed to have been given upon the second day following the date of mailing in accordance with the requirements of this Paragraph. Either party may, by such manner of notice, substitute persons or addresses for notice other than those listed above.

      27. Estoppel Certificate. (a) Tenant shall at any time upon ten (10) days prior written notice from Landlord execute, acknowledge and deliver to Landlord or to a party designated by Landlord, within five (5) days following receipt of said notice, an estoppel certificate which shall contain a certification that this Lease is unmodified and in full force and effect or, if modified, a statement of the nature of any such modification and a certification that this Lease, as so modified, is in full force and effect, (ii) the date to which the Rent and other charges payable by Tenant are paid in advance, if any, and (iii) an acknowledgement that there are not, to Tenant's knowledge, any uncured events of default on the part of Landlord hereunder, or a specification of such events of default if any are claimed by Tenant. Tenant's failure to deliver such certificate within the time frame set forth above shall, at Landlord's option, be conclusive proof that this Lease is in full force and effect without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord's performance of Landlord's obligations under this Lease, and that not more than one month's Rent and other charges payable hereunder has been paid in advance.

            (b) If Landlord desires to finance, refinance, or sell the Building, or any part thereof, Tenant hereby agrees to deliver to any lender or purchaser designated by Landlord such financial statements of Tenant as may be reasonably required by such lender or purchaser. Such statements shall include the past three (3) years financial statements of Tenant. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

      28. Hazardous Waste. Tenant covenants and agrees that it will permit no hazardous or toxic waste, substance, material or matter, as those terms may be defined from time to time by applicable state, local or federal law to be brought, used, maintained or stored upon the Leased Premises, in violation of law. Tenant hereby covenants and agrees to protect, exonerate, defend, indemnify and save Landlord harmless from and against any and all loss, damage, cost, expense or liability, including reasonable attorneys fees, court costs and clean-up costs, and including but not limited to, such loss, damage, cost, expense or liability based on personal injury, death, loss or damage to property suffered or incurred by any person, corporation or other legal entity, which may arise out of the removal or clean-up or any such waste, substance, material or matter placed upon or within the Leased Premises by Tenant, whether or not in violation of law, or as the result of a breach by Tenant of Tenant's obligations under this Paragraph.

      29. Subordination. This Lease, at Landlord's option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Building and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant's right to quiet possession of the Leased

Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee, or ground lessor shall elect to have this Lease made prior to the lien of its mortgage, deed of trust or ground lease, and shall have written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior to or subsequent to the date of said mortgage, deed of trust, or ground lease or the date of recording thereof. Tenant agrees to execute any documents required to effectuate an attornment, a subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant's failure to execute such documents within ten (10) days after written demand shall constitute a material default by Tenant hereunder.

      30. Miscellaneous Provisions.

            (a) Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

            (b) Governing Law. This Lease shall be governed exclusively by the provisions hereof and by the laws in effect in the State of Maine as those laws may be amended from time to time.

            (c) Paragraph Headings. The Paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Lease.

            (d) Interpretation. Whenever in this Lease provision is made for the doing of any act by any party, it is understood and agreed that said act shall be done by such party at its own cost and expense, unless a contrary intent is expressed.

            (e) Entire Agreement; Binding Effect. All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change, or modify any of the provisions hereof. All rights, obligations and liabilities contained herein given to, or imposed upon, Landlord and Tenant shall extend to and bind the several respective administrators, trustees, receivers, legal representatives, successors, heirs and permitted assigns of Landlord and Tenant, and if there shall be more than one tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein.

            (f) Compliance with Laws. Tenant agrees to abide by and comply with all federal, state and local statutes, ordinances, rules and regulations applicable to Tenant's use of the Leased Premises.

            (g) Basic Lease Information. The Basic Lease Information and Definitions form accompanying this Lease is incorporated into and made a part of this Lease.

      31. Force Majeure. In any case where Landlord is required to perform any act pursuant to this Lease, the time for the performance thereof shall be extended by a period of time equal to the period of any delay caused by or resulting from an act of God; war; civil commotion; fire or other casualty; labor difficulties; shortages of energy, labor, materials or equipment; government regulations; or delays caused by Tenant to Landlord, whether such period be designated by a fixed date, a fixed time, or as a reasonable date or time.

      32. Landlord's Additional Rights. In addition to all other rights that the Landlord has under this Lease and applicable law, and not by way of limitation, Landlord shall have the following rights:

            (a) To decorate and to make inspections, repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Building, or any part thereof. To enter upon the Leased Premises for such purposes and, during the continuance of any such work, to temporarily close doors, entryways, common and public areas, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, restrooms or other public or common areas of the Building;

            (b) To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation searching all persons entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and holidays, subject, however to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulation as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building; and

            (c) To change the name by which the Building is designated.

      33. Parking. During the Lease Term and any Renewal Term, Landlord agrees to provide parking to Tenant as described in the Basic Lease Information and Definitions summary.

            Tenant agrees to pay to Landlord as additional rent, the Parking Reimbursement.

      34. Miscellaneous. Words of any gender used in this instrument shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

      35. Waiver of Jury Trial. Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Lease. This waiver is knowingly, intentionally, and voluntarily made by Tenant and Tenant acknowledges that neither Landlord nor any person acting on behalf of Landlord has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Tenant further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this Lease and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel. Tenant further acknowledges that it has read and understands the meaning and ramifications of this waiver provision and as evidence of this fact signs its initials.


           /s/ J.P.B.
----------------------------------
Initials of Tenant or Tenant's
Authorized Representative

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Agreement as an instrument under seal as of the day and year first above-written.


WITNESS:                                  OCTOBER CORPORATION
                                          "LANDLORD"


/s/ Elizabeth C. Flaherty                 By: /s/ Owen W. Wells
---------------------------------             ---------------------------------
                                              Owen W. Wells
                                              Its Clerk


                                          SEA FAX, INC.
                                          "TENANT"


                                          By: /s/ James P. Bunnell
---------------------------------             ---------------------------------
                                          Printed Name: James P. Bunnell
                                                        -----------------------
                                          Its President  July 3, 1996

                                    Exhibit A

                             [GRAPHIC OF FLOOR PLAN]

                                    Exhibit B

                              511 Plaza - Basement

                             [GRAPHIC OF FLOOR PLAN]

                                   EXHIBIT "B"
                         BUILDING RULES AND REGULATIONS

      The following rules and regulations shall apply to the Leased Premises and the Building:

      1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

      2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

      3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other Dart of the Building without prior written consent of Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the building standard window treatments.

      4. Landlord shall provide and maintain a directory for all tenants in the main lobby of the Building. Landlord shall provide and install, at tenant's cost, all letters and numerals on the door or doors to the tenants' premises. All such letters and numerals shall be in building standard graphics and no other graphics shall be used or permitted in connection with the tenant's premises unless approved in writing by Landlord.

      5. Landlord shall provide all door locks in each tenant's leased premises, at the cost of such tenant, and no tenant shall place any additional door locks or replace or rekey any locks in its leased premises without Landlord's prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant's leased premises, at such tenant's cost, and no tenant shall make a duplicate thereof.

      6. Movement in or out of the building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord's supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

      7. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any Property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

      8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in, on or about any tenant's leased premises. No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters.

      9. Tenant shall cooperate with Landlord's employees in keeping its leased premises neat and clean. Tenant shall not employ any person for the purpose of such cleaning other than the Building's cleaning and maintenance personnel.

      10. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased premises except by persons approved by Landlord.

      11. Tenant shall not make or permit its officers, employees, agents, invitees and visitors to make any improper, objectionable or unpleasant noises or odors in the Building or otherwise create any nuisance, annoy, disturb or interfere in any way with, other tenants or persons having business with them.

      12. No machinery of any kind (other than normal office equipment) shall be operated by any tenant in its leased premises without Landlord's prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance.

      13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant's leased premises or public or common areas, regardless of whether such loss occurs when the area is locked against entry or not.

      14. No vending or dispensing machines of any kind may be maintained in any leased premises without prior written permission of Landlord, nor shall tenant operate a kitchen, cafeteria or other eating establishment, nor perform any cooking or food preparations on the leased premises; provided that tenant may operate a coffee bar on the leased premises which may include a microwave oven.

      15. All mail chutes located in the Building shall be available for use by Landlord and all tenants of the Building according to the rules of the United States Postal Service.

      16. For purposes of the Building, normal business hours will be from 8:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. through 1:00 p.m. on Saturday. Heating or air conditioning service at hours other than normal business hours must be requested in writing and shall be paid for by the Tenant.

      17. Tenant shall provide at least one (1) Class ABC type fire extinguisher, for each 3,000 square feet of space, and one (1) per floor otherwise.

      18. Smoking of any kind shall not be permitted in the Building.

      19. Landlord shall have the right to make such further rules and regulations as it deems necessary.

                            511 CONGRESS STREET LEASE
                     BASIC LEASE INFORMATION AND DEFINITIONS

Lease Date:             July 3, 1996

Tenant:                 Sea Fax, Inc.

Tenant's Address:       511 Congress Street, Portland, ME 04104

Contact:                James Bunnell, President

Landlord:               October Corporation, a Maine Corporation

Landlord's Address:     One Canal Plaza, P.O. Box 426
                        Portland, Maine 04112-0426

Contact:                Boulos Property Management Phone: (207) 871-1290

Leased Premises:        A portion of the sixth (6th) floor and a portion of the
                        basement in the office building known and numbered as 511 Congress Street, Portland, Maine (the "Building").
                        The term the "Building" includes any parking areas, landscaping, sidewalks and other facilities used in connection with the operation of the Building. The
                        Leased Premises are shown as the cross-hatched areas on the plans attached to the Lease as Exhibits A and B. The
                        Leased Premises shall be deemed to contain 9,100 square feet of rentable area ("rentable area" is a term of general usage in the industry, and includes an allocated portion of the common areas of the Building, as well as the usable area of the Leased Premises). The Building shall be deemed to contain 128,400 square feet of rentable area. Included within the Leased Premises is the right to use the common entrances, hallways, restrooms, elevators, walkways and stairways in the Building in common with the Landlord and others who are entitled to use the same.

Lease Term:             Eighty-seven (87) months, (plus the partial month, if
                        any, immediately following the Commencement Date) commencing the later to occur of (1) sixty (60) days after the execution of the Lease by Landlord, or (2)
                        August 15, 1996 (the "Commencement Date") and ending at
                        5:00 p.m. on the last day of the eighty-seventh (87th) full month, subject to adjustment and earlier termination as provided in the Lease. Rent shall commence on the Commencement Date, as established.

Base Rent:              Base Rent at a rate per square foot of rentable area
                        ("RSF") per year, payable in monthly installments, and subject to escalations (if any), as follows:

                                      Annual                   Monthly
                        Months        Rental Rate              Installment
                        ------        -----------              -----------
                        1-15          $    0 per RSF           $     0.00
                        16-27         $10.00 per RSF           $ 7,583.33
                        28-39         $10.50 per RSF           $ 7,962.50
                        40-51         $11.00 per RSF           $ 8,341.67
                        52-63         $11.50 per RSF           $ 8,720.83
                        64-75         $12.00 per RSF           $ 9,100.00
                        76-87         $12.50 per RSF           $ 9,479.17

Electric Reimbursement: Effective the Commencement Date, One Dollar ($1.00) per
                        square foot annually, payable in monthly installments of $758.33 with adjustments in accordance with Central Maine Power Company's kilowatt per hour rates.

Parking Reimbursement:  Beginning on the Commencement Date and for a term of twenty-four (24) months, Tenant shall reimburse Landlord for parking as follows:

                        (1) For up to forty (40) parking spaces at the City of Portland's Spring Street Garage, $30.00 per month per space. Tenant shall have the right to release any or all of these parking spaces, effective the first day of any month, with 30 days' prior written notice to Landlord. Any parking spaces released by Tenant shall not be again available;

                        (2) For four (4) spaces at the Maine Historical Society lot, $240.00 per month, subject to periodic increases by the Maine Historical Society and subject to the right of Landlord to relocate to facilities controlled by Landlord in which event the cost per space shall be at the then prevailing market rate in effect at such facility; and

                        (3) For five (5) spaces at the garage attached to the building known as 477 Congress Street, $150.00 per month.

                        Beginning on the twenty-fifth (25th) month through the eighty-seventh (87th) month, Landlord shall provide Tenant with up to 49 parking spaces and Tenant shall reimburse Landlord for such parking on a monthly basis in an amount which is the lesser of the prevailing market rate in effect at the time for comparable parking in downtown Portland Maine, or Seventy Dollars ($70.00) per month per space. Tenant shall have the right to release any or all of these parking spaces, effective the first day of any month, with 30 days' prior written notice to Landlord. Any parking spaces released by Tenant shall not be again available.

                        During any Renewal Term, Landlord shall provide Tenant with up to 49 parking spaces and Tenant shall reimburse Landlord for such parking on a monthly basis, at the prevailing market rate in effect at the time for comparable parking in downtown Portland, Maine. Tenant shall have the right to release any or all of these parking spaces, effective the first day of any month, with 30 days' prior written notice to Landlord. Any parking spaces released by Tenant shall not be again available.

Base Year for
Common Area
Maintenance
Expenses:               1996

Security Deposit:       $3,792.00

Rent: Base Rent, Electric Reimbursement, Excess Common Area Maintenance Expenses, Parking Reimbursements and all other sums that Tenant may owe to Landlord under the Lease.

Permitted Use:          General business office use only.

Tenant's Proportionate  7.09%, which is the percentage obtained by dividing (i)
Share: the 9,100 square feet of rentable area in the Leased Premises (which includes a portion of the common areas) by (ii) the total 128,400 square feet of rentable area in the Building.

|X| Renewal Term        The Renewal Term shall be one (1) five (5) year term.
(Applicable only        Notice of Tenant's exercise of this option must be sent
                        to and received by Landlord at least
                        twelve (12) months prior to the expiration of the Lease
                        Term.

|X| Renewal Base Rent   Renewal Base Rent at a rent per square foot of rentable
(Applicable only        area ("RSF") per year, payable in monthly installments,
if checked):            and subject to escalations (if any), as follows:

                                                                 Monthly
                        Months        Annual Rental Rate      Installments
                        ------        ------------------      ------------

                         88-123       $12.50 per RSF          $9,479.17
                        124-147       $13.00 per RSF          $9,858.33

Managing Agent:         Boulos Property Management, Two City Center, Portland,
                        Maine 04101

THE FOREGOING BASIC LEASE INFORMATION IS INCORPORATED INTO AND MADE A PART OF THE LEASE, BUT DOES NOT CONSTITUTE THE ENTIRE LEASE. TENANT ACKNOWLEDGES THAT IT HAS READ ALL OF THE PROVISIONS CONTAINED IN THE ENTIRE LEASE AND ALL EXHIBITS WHICH ARE A PART THEREOF AND AGREES THAT THIS LEASE, INCLUDING THE BASIC LEASE INFORMATION AND ALL EXHIBITS, REFLECTS THE ENTIRE UNDERSTANDING AND REASONABLE EXPECTATIONS OF LANDLORD AND TENANT REGARDING THE PREMISES. TENANT ALSO ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THIS LEASE PRIOR TO EXECUTION WITH LEGAL COUNSEL AND SUCH OTHER ADVISORS AS TENANT DEEMS APPROPRIATE. IN THE EVENT ANY CONFLICT EXISTS BETWEEN ANY BASIC LEASE INFORMATION AND THE LEASE, THEN THE LEASE SHALL CONTROL.


OCTOBER CORPORATION                       SEA FAX, INC.
LANDLORD                                  TENANT


By: /s/ Owen W. Wells                     By: /s/ James P. Bunnell
    ---------------------------------         ---------------------------------
    Name: Owen W. Wells                       Printed Name: James P. Bunnell
    Title: Clerk                                        -----------------------
                                              Title: President     July 3, 1996

                          AMENDMENT TO LEASE AGREEMENT

      This Agreement (the "Agreement") effective as of November 8, 1999, by and between October Corporation, a Maine corporation with a mailing address of c/o Boulos Property Management, One Canal Plaza, Portland, ME 04101 (hereinafter referred to as the "Landlord") and SeaFax, Inc., a Maine corporation, having a mailing address of 511 Congress Street, Portland, ME 04101 (hereinafter referred to as the "Tenant").

                              W I T N E S S E T H:

      WHEREAS, the Tenant is the tenant under a certain Lease (including the Basic Lease Information and Definitions summary)(hereinafter referred to as the "Lease"), dated July 3, 1996 for the premises located in part on the sixth (6th) floor and in part in the basement (the "Leased Premises") of the office building known and numbered as 511 Congress Street, Portland, Maine (the "Building") as more fully described therein; and

      WHEREAS, the Tenant desires to acquire additional space on the lobby level of the Building; and

      WHEREAS, October Corporation, as Landlord, is amenable to Tenant's request upon certain terms and conditions.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration in hand paid by each to the other, the receipt and sufficiency of which are hereby acknowledged, and all provisions of said Lease dated November 8, 1999 between Landlord and Tenant will apply with the exception of those items outlined below, Landlord and Tenant hereby agree as follows:

      1. Leased Premises: There is added to the existing Leased Premises (9,100 s.f.) an additional 1,600 s.f. of rentable area ("Additional Space") located on the lobby level of the Building and is shown on the plan attached hereto as Exhibit A. The total space for the Leased Premises is now 10,700 s.f. of rentable area. Any additional work to the Additional Space shall be completed by the Tenant subject to the Landlord's prior written approval. Tenant accepts the Additional Space in its "as is" condition on the date of execution of this Agreement.

      2. Lease Term: commencing November 8, 1999 (the "Additional Space Commencement Date") and ending on March 01, 2000. If Tenant is still in possession after March 01, 2000 then the Lease Term shall continue on a month to month basis until terminated by either party upon giving the other party fifteen
(15) days prior written notice of such termination. Rent shall commence on the Additional Space Commencement Date, as established.

      3. Base Rent: The Base Rent for the Additional Space is One-Thousand Dollars ($1,000.00) per month, payable on the first day of each month and subject to proration for any partial month.

      4. Base Year for Common Area Maintenance Expenses: Not applicable as to the Additional Space.

      5. Electric Reimbursement: $133.33 per month for the Additional Space subject to proration for any partial month.

      6. Tenant's Proportionate Share: Not applicable as to the Additional
Space.

      7. The signing of this Agreement by the parties hereto constitutes a Lease between them, incorporating all of the terms and conditions contained in the original Lease heretofore made between Tenant and Landlord, or Landlord's predecessor in interest, except as modified by the terms of this Agreement. This Agreement is to be attached to the original Lease, which is to be deemed a part of it. This Agreement shall not be binding on Landlord if, as of Commencement Date of the renewal term herein, Tenant shall be in default under any of the provisions of the original Lease above described.

      8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      9. Miscellaneous. Words of any gender used in this instrument shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

            WITNESS the execution hereof under seal in any number of counterpart copies, each of which shall be deemed an original for all purposes as of the day and year first above written.

DATE OF EXECUTION: 11/10/1999

WITNESS:                          LANDLORD
                                  OCTOBER CORPORATION


/s/ [ILLEGIBLE]                   By: /s/ Owen W. Wells
-------------------------             -----------------------------
                                      Owen W. Wells, President


                                  TENANT
                                  SEAFAX, INC.


                                  By: /s/ William F. Somers
-------------------------             -----------------------------
                                  Printed Name: William F. Somers
                                                -------------------
                                  Its:
                                       ----------------------------

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